                                                                      EXHIBIT 12


                  KENT ELECTRONICS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIO)


                                                     Fiscal years ended

                                 April 1,    April 3,    March 28,  March 29,    March 30,
                                   2000        1999        1998      1997(1)       1996
                                 --------    --------    ---------  ---------    ---------
Earnings before income taxes     $30,043     $   294     $58,167     $45,100     $49,095

Add fixed charges                 12,492      12,009       6,647       2,363       1,857
                                 -------     -------     -------     -------     -------

Earnings as adjusted             $42,535     $12,303     $64,814     $47,463     $50,952
                                 =======     =======     =======     =======     =======



Fixed charges:

  Interest expense               $10,470     $10,495     $ 5,272     $ 1,192     $   898

  Interest portion of rental
    expense(2)                     2,022       1,514       1,375       1,171         959
                                 -------     -------     -------     -------     -------

Total fixed charges              $12,492     $12,009     $ 6,647     $ 2,363     $ 1,857
                                 =======     =======     =======     =======     =======

Ratio of earnings to fixed
    charges                         3.4x        1.0x        9.8x       20.1x       27.4x
                                 =======     =======     =======     =======     =======


(1) Includes non-recurring merger and integration charges of $5.5 million, pre-tax, in fiscal year 1997. Exclusive of such charges, the ratio of earnings to fixed charges for fiscal year 1997 was 22.4.

(2) The interest factor of rental expense is estimated at one-third of total rental expense, which the Company believes to be a reasonable approximation.